Exhibit 10.1

Execution Copy

ALLIANCE AGREEMENT

ALLIANCE AGREEMENT(this “Agreement”), dated as of May 5, 2005, by and between SSC, Inc., a Delaware corporation (“SSC”), E&S International Enterprises, Inc., a California corporation (“ESI”), and GVI Security Solutions, Inc., a Delaware corporation “GVI”).

R E C I T A L S:

GVI Security Solutions, Inc. and its subsidiaries (collectively, “GVI”) are providers of integrated security solutions for the homeland security, professional, business to business and retail security markets. All consumer security products now or hereafter licensed by GVI, distributed by or on behalf of GVI, or manufactured on behalf of GVI are referred to herein as the “GVI Products”.

ESI is the parent company of SSC. ESI and SSC are independent distributors and suppliers of consumer electronics and appliances to national and regional retailers. All consumer security products, other than the GVI Products, licensed by ESI, SSC and/or their affiliates, and/or distributed or manufactured by or on behalf of ESI, SSC and/or their affiliates, are referred to herein as the “SSC Products” and, the SSC Products and the GVI Products are together referred to herein as the “Products”.

SSC and GVI desire to form an alliance (the “Alliance”) whereby SSC will be responsible for retail sales and distribution of the Products to all businesses that designate themselves as retailers, all distributors that sell to retailers, all wholesale and warehouse clubs, and all direct to consumer sales (the “Retail Channel”).

NOW, THEREFORE, the parties hereto agree as follows:

1.  Grant.

(a)  During the Term, GVI hereby grants to SSC and its affiliates (i) the exclusive worldwide right to sell, promote, market and distribute the GVI Products in the Retail Channel (exclusive of aftermarket sales for retail customers conducted by GVI in after sales support of SSC’s retail accounts, as described below); (ii) all rights of GVI to the brand name Samsung, LG and any other brand names licensed to GVI for use with the sale of the GVI Products to the Retail Channel (subject to restrictions in the applicable license and/or distribution agreements to which GVI is a party); and (iii) any additional rights GVI may have under agreements to which it is a party relating to brands and suppliers of GVI Products to the Retail Channel (subject to restrictions in the applicable agreements), provided, however, that no license or rights are granted by GVI to SSC or its affiliates under this Section 1 with respect to any GVI Products that, as of the date of this Agreement, are held for sale in Europe by L.B.E. Ltd. T/A Partners in Europe (PIE).

(b)  GVI represents and warrants that it has furnished SSC with true and correct copies of (i) that certain Distributor Agreement, dated as of August 31, 2004, by and between Samsung Electronics Co., Ltd. (“Samsung”) and GVI Security, Inc. (the “Samsung Agreement”), and (ii) that certain agreement, dated as of June 1, 2005, between LG Electronics, Inc. (“LG”) and GVI (the “LG Agreement”). GVI shall not amend any provision of the Samsung Agreement or the LG Agreement that relates to the Products to be distributed hereunder to the Retail Channel without the approval of SSC, such approval not to be unreasonably withheld. GVI shall not enter into a new agreement with Samsung, LG or any other manufacturer or licensor relating to the distribution of Products to the Retail Channel under this Agreement without SSC’s consent, such consent not to be unreasonably withheld. GVI shall provide SSC with prompt written notice upon the termination of the Samsung Agreement, the LG Agreement or any other agreement under which GVI sells Products to SSC hereunder and/or to which Section 1(a) applies. Additionally, if GVI receives any notice, or gives any notice, under any of the foregoing agreements indicating that such Agreement may or will be terminated, GVI shall promptly notify ESI in writing that such notice has been received or given, as the case may be.

2.  Term. The term of this Agreement (the “Term”) shall commence on the date hereof and, unless terminated sooner as provided herein, continue for the initial period (the “Initial Term”) of three (3) years from such date, and thereafter shall be automatically extended for additional periods of one year (each, a “Renewal Term”) unless SSC notifies GVI in writing not less than 90 days prior to the expiration of the Initial Term or the Renewal Term then in effect that it does not wish to so renew the Term.

3.  Exclusivity.

(a)  ESI and SSC acknowledge and agree that, as of the date hereof, GVI offers and sells a wide range of security products and services through local, regional and national system integrators and distributors who resell products to professional security providers as well as to end users including airports, seaports, military installments, high security federal installations, Fortune 500 corporations, casino, gaming and institutional end users (the “Professional Channel”). ESI and SSC hereby agree that during the Term (i) they will not sell any Products to the Professional Channel, (ii) they will use diligent efforts to cause its distributors to sell Products only to the Retail Channel and not the Professional Channel, and (iii) that GVI shall have the exclusive right to continue to sell and distribute Products to the Professional Channel.

(b)  During the Term, GVI shall not, directly or indirectly, sell, offer for sale, market or otherwise promote or distribute anywhere in the world GVI Products to the Retail Channel other than through SSC and its affiliates. Notwithstanding the foregoing, GVI may effect (i) after market sales of GVI Products to retail customers in after-sales support of retail accounts of SSC and its affiliates, and (ii) sales of GVI Products to distributors for the sole purpose of re-selling such Products to the Professional Channel, provided, however, that all of GVI’s direct and indirect sales in the Professional Channel shall be in accordance with the terms of this Agreement, and GVI will use commercially reasonable efforts to prevent its customers (including distributors and representatives), other than SSC and its affiliates, from selling GVI Products in the Retail Channel, including, without limitation, by promptly discontinuing sales to such customers. In addition, GVI shall have the right to sell new or refurbished Products that are returned to GVI from SSC or its customers provided that GVI grants SSC a right of first refusal to purchase such Products or the right to disapprove of the sale of such Products to a customer in the Retail Channel, such disapproval not to be unreasonably made by SSC.

4.  Duties of the Parties.

(a)  SSC shall, at its own costs and expense, be responsible for the following activities in connection with the Alliance:

(i)  the promotion and sale of the Products to the Retail Channel (including by developing relationships with and otherwise marketing and promoting the Products to retailers and retail customers);

(ii)  logistics and distribution of Products sold by SSC or its affiliates;

(iii)  accounting for the purchase and sales of all Products sold by SSC or its affiliates;

(iv)  subject to and in accordance with Section 6 hereof, financial support for the Products sold by SSC or its affiliates, including the funding and issuance of transferable/discountable letters of credit necessary for the purchase by GVI of GVI Products for sale by SSC or its affiliates in the Retail Channel, in amounts up to the Base Cost (defined below) of such GVI Products; and

(v)  the purchase of all new displays (in such numbers and designs as are determined by SSC in its reasonable discretion and excluding any current display programs), and the maintenance and stocking of all displays, for the Products.

(b)  ESI hereby guarantees all of the obligations of SSC under this Agreement, including, without limitation, the obligations of SSC under Section 4(a).

(c)  GVI shall, at its own cost and expense, be responsible for the following activities in connection with the Alliance.

(i)  warranty and repair services for the Products sold by SSC or its affiliates;

(ii)  after-market service and support of the Products sold by SSC or its affiliates;

(iii)  technical support of the Products sold by SSC or its affiliates;

(iv)  handling of returns and replacements of the GVI Products sold by SSC or its affiliates, provided, however, that overstocked and unsold products purchased by SSC or its affiliates hereunder shall not be returnable to GVI; and

(v)  the cost of display programs in place on or prior to November 5, 2004.

5.  Pricing.

(a)  Subject to the foregoing, GVI shall sell the GVI Products to SSC and/or its affiliates at a price (the “Purchase Price”) equal to the sum of (i) the Base Cost, and (ii) the Base Cost multiplied by the Markup (as such terms are defined below). “Base Cost” shall mean the lowest possible cost at which the applicable Product is purchased from the manufacturer (exclusive of shipping, customs, duties, warehousing and other incidental costs). The Markup shall initially equal eight percent (8%) and shall be subject to downward adjustment, but in no event below zero, in the event SSC’s Gross Margin (defined below) from all Products SSC and its affiliates sell to the Retail Channel (including SSC Products) falls below 30% (weighted fully by all sources of revenue from the Alliance) in any calendar year. The downward adjustment of the Markup will only be effective upon SSC’s written notice to GVI, which notice will include financial statements and other documentation SSC deems appropriate which show in reasonable detail that the Gross Margin from the sale of all Products for a full calendar quarter was less than 30%. Any downward adjustment in the Markup shall be in proportion to the decrease in SSC’s Gross Margin below 30%. For example, if SSC’s Gross Margin falls to 25%, the Markup would be reduced to 6.7% (i.e., 25%/30% multiplied by 8%).

(b)  For purposes of this Agreement, “Gross Margin” shall mean a fraction, expressed as a percentage, the numerator of which is the excess of Net Sales over Net Cost of Goods Sold (inclusive of direct expenses such as product purchase price, shipping, customs, duties, warehousing and other incidental costs) and the denominator of which is Net Sales. For purposes of this Agreement, “Net Sales” and “Net Cost of Goods Sold” shall mean net sales and net cost of goods sold, respectively, of SSC and its affiliates from sales of Products, computed in a manner consistent with the previously established sales practices of SSC and its independent representatives.

6.  Product Purchases and Payment.

(a)  SSC shall issue purchase orders to GVI for all GVI Products that SSC desires to purchase, which purchase orders shall be deemed to be accepted upon receipt by GVI. Each purchase order shall be for the amount of the applicable Purchase Price, consistent with Section 5 of this Agreement. SSC shall be responsible for the payment of the Base Price to the manufacturer of the GVI Products that are the subject of such purchase order in accordance with the manufacturers’ terms, as referenced in Section 6(d) below, and, if required by such manufacturer, SSC will, at its sole cost and expense, issue a letter of credit in an amount up to the Base Cost in such form as shall be reasonably requested by such manufacturer.

(b)  With respect to sales of all Products (including SSC Products), SSC shall pay to GVI, within 30 days of its receipt of such Products, an amount equal to the Base Cost of such Product multiplied by the Markup then in effect.

(c)  SSC will arrange for and directly pay, or at its option, promptly reimburse GVI, for all costs of shipping, customs, duties, warehousing and other incidental costs with respect to all GVI Products. All purchases under this Agreement of GVI Products may be effected by direct contact by SSC or its affiliates with the manufacturers of such Products, provided, however, that in all events, GVI shall be named as the purchaser on all manufacturers’ invoices and purchase orders, and SSC shall take such other action reasonably requested by GVI so that GVI is deemed the purchaser of the GVI Products from the manufacturer; provided further, that GVI shall cooperate with SSC and take such action reasonably requested by SSC in connection with SSC’s exercise of any rights and/or remedies that SSC would otherwise have under the agreements, invoices and/or purchase orders with such manufacturers if SSC was named as the purchaser of the GVI Products. All purchases of SSC Products from the manufacturers of such Products (such as Akai) shall be effected by SSC or its affiliates, and SSC shall promptly report in writing such purchases to GVI.

(d)  SSC shall have the right to select and source manufacturers of the GVI Products and the right to negotiate and approve the terms of all agreements with such manufacturers, provided, however, that such terms shall also be subject to the approval of GVI, which approval shall not be unreasonably withheld or delayed.

7.  Warranty and Service.

(a)  GVI shall be entitled to receive all warranty allowances and rebates provided under its distribution or manufacturing agreements with vendors. All of such percentages are to be fully and promptly disclosed in writing to SSC. Except as otherwise provided in Sections 7(a) and (b), SSC will be entitled to receive all other rebates on purchases of Products (such as market development fund and early payment rebates).

(b)  GVI agrees that except for amounts for the current display program (the remaining cost of which GVI will pay and be entitled to reimbursement from the Samsung market development fund from products sold through such current display program) SSC shall be reimbursed for the maximum amount that could be refunded from the market development fund from Samsung, LG, and others, as the case may be, under the applicable agreements between GVI and such manufacturers.

8.  Issuance of Securities.

In connection with entering into this Agreement and the formation of the Alliance hereunder, concurrently herewith (i) GVI and ESI shall enter into a subscription agreement in the form attached hereto as Exhibit A pursuant to which ESI shall be entitled to receive additional compensation in the form of stock and warrants of GVI, and (ii) GVI and David Happe shall enter into a subscription agreement pursuant to which David Happe shall be entitled to receive up to 150,000 shares of GVI common stock.

9.  Representations and Warranties.

(a)  Each party hereby represents and warrants to the other party that: (a) it is a corporation duly incorporated and validly existing under the laws of the State or country of its incorporation, (b) that it has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (c) that the person(s) signing below on its behalf are its duly authorized representatives and that this Agreement when executed and delivered will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, and (d) it is not bound by any agreement or other obligation that conflicts with its obligations hereunder, and it shall not enter into or otherwise become bound by any such agreement or obligation during the Term.

(b)  GVI further represents and warrants that SSC’s sale of the GVI Products shall not infringe upon any other party’s rights, and it shall reimburse SSC for SSC’s costs and expenses arising as a result of GVI’s breach of the representation and warranty. In addition, GVI, at its sole cost and expense, shall promptly take such action as may be reasonably necessary from time to time to prevent a violation of this representation and warranty; provided, however, that in addition to all other legal and equitable remedies available to SSC, if any other person or entity is directly or indirectly selling GVI Products in the Retail Channel in violation of the terms of this Agreement, then after thirty (30) days following notification to GVI thereof, SSC may, at its own cost and expense, undertake efforts to attempt to cause such other person or entity to cease such activity.

10.  Termination; Effect of Termination.

(a)  SSC’s obligations under this Agreement shall cease and this Agreement shall terminate, at the option of SSC, exercisable any time after June 30, 2005, if (i) the Samsung Agreement, as it relates to Sam’s Wholesale Club, is not renewed for at least one (1) year beyond its current term of December 31, 2005, or if the Samsung Agreement is not renewed each year thereafter for at least an additional one (1) year term, on substantially the same terms and for the same territory and products as currently exists, or (ii) SSC, in its sole discretion, is not satisfied with the LG products, the terms of the LG Agreement or LG’s performance. If SSC exercises this option to terminate this Agreement, SSC agrees not to sell Samsung or LG products in the Retail Channel (other than such products purchased hereunder prior to such termination) for a period of one (1) year following the date of termination, provided that GVI is under contract with Samsung or LG, respectively, throughout the entire one (1) year period.

(b)  SSC’s obligations under this Agreement shall also cease and this Agreement shall terminate, at the option of SSC, exercisable at any time, in the event that (i) GVI is in bankruptcy proceedings, makes an assignment for the benefit of creditors or is insolvent (i.e., assets are less than liabilities), (ii) GVI does not provide commercially reasonable after-sales support as required hereunder, or (iii) GVI materially breaches this Agreement, the Samsung Agreement, the LG Agreement or any agreement related hereto or thereto and, in each case, fails to cure such breach within thirty (30) days after written notice of such breach is provided to GVI.

(c)  Notwithstanding the termination of this Agreement under this Section 10 or at the end of the Term pursuant to Section 2 (i) SSC shall remain obligated to pay GVI under Section 5 of this Agreement for all GVI Products which it receives following such termination under purchase orders provided by SSC to GVI prior to such termination, and (ii) following such termination, SSC shall be permitted to continue to sell all Products purchased by it under this Agreement prior to such termination.

11.  Confidentiality; Non-Solicitation.

(a)  Except as necessary in the course of performing its obligations hereunder, neither party shall, at any time during the Term or thereafter, use, divulge, furnish, disclose or make accessible to any person any confidential information or knowledge (other than information generally known to the public or the industry) relating directly or indirectly to the Products or to the business of the other party.

(b)  During the Term and for a period of (i) two (2) years following the Term with respect to Costco Wholesale Corporation, BJ’s Wholesale Club, Sam’s Wholesale Club and Wal-Mart Stores, Inc. and (ii) six (6) months following the Term with respect to any other retailers, neither GVI nor any of its affiliates shall directly or indirectly (A) contact, or accept any business from, any customer of SSC or any of its affiliates other than in connection with contacts initiated by SSC’s customers for services or after market sales in accordance with the terms of this Agreement, or (B) solicit or encourage any such party to terminate or adversely alter in any material respect any relationship such party may have with SSC or any of its affiliates. In addition, during the Term and for a period of three (3) years following the Term, neither GVI nor any of its affiliates shall directly or indirectly (A) solicit or hire any existing or future employees or consultants of SSC or its affiliates, or (B) solicit or encourage any such party to terminate or adversely alter in any material respect any relationship such party may have with SSC or any of its affiliates.

12.  Equitable Relief. Without prejudice to the rights and remedies otherwise available to either party, a party shall be entitled to equitable relief by way of injunction if the other party breaches or threatens to breach any of the provisions of Sections 3 and 11, without the necessity of proving irreparable harm or posting a bond or other security.

13.  Relationship Between the Parties. The relationship between GVI and SSC created by this Agreement is that of independent contractors and not that of partners, joint venturers, principal and agent, employer and employee or any similar relationship, and neither party shall have the right to bind the other based on this Agreement, except as otherwise provided under Section 6(c) with respect to SSC’s naming of GVI as purchaser of GVI Products.

14.  Notices.

(a)  All notices, requests or instructions required or permitted to be given pursuant to this Agreement shall be in writing and sufficiently given if delivered in person or if sent by courier, telecopier or by registered or certified airmail, return receipt requested, postage prepaid, as follows:

If to GVI, at:

2801 Trade Center Drive, Suite 120
Carrollton, Texas 75007
Telecopier No.: (972) 245-7353
Attention: Nazzareno E. Paciotti

with a copy to:

Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036
Telecopier No.: (212) 479-6275
Attention: Alison Newman, Esq.

If to SSC or ESI. at:

5900 Canoga Avenue
Canoga Park, California 91304
Telecopier No.:
Attention: Philip Asherian

with a copy to:

Freeman Freeman Smiley LLP
3415 Sepulveda Boulevard, Penthouse
Los Angeles, California 90034
Telecopier No.: (310) 255-6204
Attention: Gary M. Stern, Esq.

(b)  Such notices, requests or instructions shall be deemed received when given if delivered in person or sent by telecopier, within 48 hours if sent by courier, and within five business days if sent by registered or certified airmail. Any of the above addresses may be changed to such other addresses as shall be designated by such party hereto by notice given as provided above to the other party hereto; provided, however, that any such notice of change of address shall be effective only upon receipt.

15.  Modification. This Agreement may be changed, amended, terminated, modified, extended or superseded, or compliance with any term or condition hereof may be waived, only if agreed to in writing by the parties hereto, or in the case of a waiver, by the party waiving compliance. No waiver by either party hereto of any provision of this Agreement shall be deemed a waiver of any other provision hereof or a waiver of the same provision at any prior or subsequent time.

16.  Assignment. SSC may not assign any of its rights or delegate any of its duties hereunder without GVI’s prior written consent, which may be granted or withheld in GVI’s sole discretion. Notwithstanding the foregoing, SSC may assign its rights under this Agreement and any agreements related hereto to an affiliate of SSC as long as such affiliate agrees to be bound by the terms of this Agreement. GVI may not assign any of its rights or delegate any of its duties hereunder without SSC’s prior written consent, which may be granted or withheld in SSC’s sole discretion. “Affiliate” shall mean with respect to any person, any person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person.

17.  Severability. If any provision hereof shall be determined to be invalid or unenforceable in any respect, that provision shall be deemed deleted and the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible.

18.  Entire Agreement. This Agreement, together with the subscription agreement and warrants referred to in Section 8 of this Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supercedes the Memorandum of Understanding, dated as of November 5, 2004, between GVI and ESI, and that certain Representation Agreement, effective May 2, 2001, by GVI, ESI and Thomas Wade.

19.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law principles thereof. EACH PARTY AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT SHALL BE INITIATED AND PROSECUTED IN THE COURTS HAVING PROPER SUBJECT-MATTER JURISDICTION LOCATED IN NEW YORK, NEW YORK. EACH OF GVI, SSC AND ESI CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER.

20.  Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, both of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument. Signed copies of this Agreement transmitted by facsimile will be accepted by the parties, and the parties shall be entitled to rely upon such copies as though they bear original signatures.

21.   Attorneys’ Fees. In the event a party to this Agreement brings any action to enforce any provision hereof or to secure specific performance hereof or to collect damages of any kind for any breach of this Agreement, the prevailing party shall be entitled to all court costs, all expenses arising out of or incurred by reason of the litigation, and any reasonable attorneys’ fees expended or incurred in any such proceedings, and all such costs and expenses shall be included in the judgment.

22.  Further Assurances. Each party hereto, upon the request of the other party, agrees to perform all further acts and assurances and execute, acknowledge and deliver all documents and instruments which may be reasonably necessary, appropriate or desirable to carry out the provisions and intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused the same to be duly executed on the date first above written.

E&S INTERNATIONAL ENTERPRISES, INC.

By:__________________________________
Name:
Title:

SSC, INC.

By:_________________________________
Name:
Title:

GVI SECURITY SOLUTIONS, INC.

By:_________________________________
Name:
Title: